Pioneer Bond Fund
6/30/99 NSAR

Responses to Sub-Item 77D:

(a) None.

(b) None.

(c) None.

(d) None.

(e) Effective May 17, 1999, the registrant may invest in securities of other investment companies to the extent permitted by Section 12(d)(1)(A) under the Investment Company Act of 1940.

(f) None.

(g) None.